Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 23, 2015
NW Natural Receives Oregon Commission Decision on Environmental Docket
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PORTLAND, Ore. - Northwest Natural Gas Company, dba NW Natural (NYSE:NWN) today announced that the Public Utility Commission of Oregon (OPUC) issued its final order, No. 15 049, regarding how the company’s Site Remediation and Recovery Mechanism (SRRM) will be implemented.
As part of NW Natural’s 2012 rate case, the OPUC approved the SRRM, which allows recovery of costs the company has prudently incurred and will continue to incur, for environmental remediation of sites historically used to manufacture gas for customers. The OPUC ordered a separate docket to determine the prudence of deferred environmental costs, the allocation of insurance proceeds, and how an earnings test would be applied to recover past and future deferred costs from utility customers.
In its final order, the OPUC found that all but $33,400 of the $114 million of environmental remediation expenses and associated carrying costs incurred by NW Natural from Dec. 31, 2003 through March 31, 2014 were prudently incurred. However, due to the application of an earnings test from 2003 to 2012, the OPUC disallowed recovery of expenses totaling $15 million which is equivalent to a $9.1 million after-tax loss or $0.33 per share.1 The impact of this disallowance will be recognized as a charge to operating income in the first quarter 2015.
The order also specifies that the insurance settlements which resulted in the collection of approximately $150 million were entered into prudently. The order directs insurance proceeds be allocated across the estimated period of time the remediation occurs, applying one-third of those amounts to the deferral balance through Dec. 31, 2012 and two-thirds to offset future environmental expenses.
For periods beginning Jan. 1, 2013, the first $5 million of expenses each year are recoverable through a tariff rider. The OPUC authorized the company to apply $5 million of insurance, plus interest, to the next portion of expenses each year.
The balance of any unused insurance proceeds will roll forward to offset the next year’s costs. Any additional environmental expense would be recoverable through the SRRM, subject to an earnings test that is applied above the company’s allowed Return on Equity, which is currently 9.5 percent.
Under the order, the OPUC will revisit the deferral and amortization of future remediation expenses, as well as the treatment of remaining insurance proceeds in three years, or earlier if the company gains greater certainty about its future remediation costs.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," “approximates,” "expects," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, economic recovery, investments, weather, commodity and other costs, customer rates or rate recovery, financial positions, revenues and earnings, earnings test, dividends, taxes, charges, performance, operations and maintenance and capital expenses, timing or effects of future regulatory proceedings or future regulatory approvals, effects of regulatory mechanisms, including, but not limited to, the environmental cost recovery mechanism, environmental remediation costs and other statements that are other than statements of historical facts.

1Impact on earnings per share assumes average shares outstanding of 27.3 million and an income tax rate of 39.5%.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.
Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors," in the Company's quarterly reports filed thereafter.
All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE: NWN) is headquartered in Portland, Ore., and provides natural gas service to about 700,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

Investor Contact:
Bob Hess
503-220-2388
rsh@nwnatural.com

Media Contact:
Melissa Moore
503-220-2436
msm@nwnatural.com